Exhibit 99

                           Press Release

                               Dated

                          April 25, 1997



















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                       PRESS RELEASE

Today's Date - April 25, 1997      Contact: Bill W.Taylor
                                   Executive Vice President,
Release Date: Immediate            Chief Financial Officer

                      Jacksonville Bancorp, Inc.

Jacksonville Bancorp, Inc. (JXVL - NASDAQ) has received Office of Thrift Supervision approval to repurchase up to 5% of its outstanding shares, or 127,073 shares, commencing April 24, 1997. The shares will be purchased at the prevailing market prices from time-to-time over a six month period depending on market conditions.

Jerry Chancellor, President and Chief Executive Officer, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiaries. Management believes that the repurchase of its shares represents an attractive investment opportunity which will benefit Jacksonville and its stockholders. The repurchased shares will become treasury shares available for general corporate purposes.

Jacksonville Bancorp, Inc. is the holding company for Jacksonville Savings and Loan Association and Jacksonville I.H.C. The Jacksonville Savings and Loan Association operates from its home office in Jacksonville, Texas and through its branches in Tyler, Longview, Palestine, Athens and Rusk. At March 31, 1997, Jacksonville Bancorp, Inc. had $218.3 million in assets and stockholders equity of $34.1 million. The Company currently has 2,541,468 shares outstanding.